                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  Hasbro, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               [PRELIMINARY COPY]

                                  HASBRO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------
TIME:
     10:00 a.m. local time

DATE:
     Wednesday, May 17, 2000

PLACE:
     Hasbro's New York Office
     32 West 23rd Street
     New York, NY 10010

PURPOSE:

     - Elect four directors to terms expiring in 2003.

     - Act on a proposal to approve an amendment to the Stock Incentive Performance Plan.

     - Act on a proposal to amend the Restated Articles of Incorporation of the Company to increase the total number of shares of common stock which Hasbro is authorized to issue from 300,000,000 to 600,000,000.

     - Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

OTHER IMPORTANT INFORMATION:

     - Hasbro's Board recommends that you vote your shares "FOR" each of the nominees and "FOR" approval of the proposed amendments to the Plan and our Articles.

     - Shareholders of record of Hasbro common stock at the close of business on April 6, 2000 may vote at the meeting.

     - You are cordially invited to attend the meeting to vote your shares in person. If you are not able to do so, you may vote by Internet, by telephone or by mail. See the enclosed proxy card and proxy statement for specific instructions. PLEASE VOTE YOUR SHARES.

                                          By Order of the Board of Directors

                                          Phillip H. Waldoks
                                          Secretary

Dated: April 10, 2000

                               [PRELIMINARY COPY]

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862
                            ------------------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 2000
                            ------------------------

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:  WHY AM I RECEIVING THESE MATERIALS?

A: The Board of Directors (the "Board") of Hasbro, Inc. (sometimes referred to as the "Company" or "Hasbro") is sending these proxy materials to you on or about April 10, 2000 in connection with Hasbro's annual meeting of shareholders which will take place on May 17, 2000 at Hasbro's New York office, 32 West 23rd Street, New York, New York 10010. The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 1999 Annual Report is also enclosed.

Q:  WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

A:  There are three proposals scheduled to be voted on at the meeting:

     - The election of directors

     - The approval of a proposed amendment to the Stock Incentive Performance Plan (the "Plan")

     - The approval of a proposed amendment to our Restated Articles of Incorporation (the "Articles") to increase authorized common stock, par value $.50 per share (the "Common Stock") from 300,000,000 to 600,000,000 shares.

Q:  WHAT SHARES OWNED BY ME CAN BE VOTED?

A: All shares owned by you as of April 6, 2000, the Record Date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through Hasbro's Dividend Reinvestment and Cash Stock Purchase Program and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q: WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Most Hasbro shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name with Hasbro's Transfer Agent, Fleet National Bank, c/o Equiserve Limited Partnership, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Hasbro. As the shareholder of record, you have the right to grant your voting proxy directly to Hasbro or to vote in person at the meeting. Hasbro has enclosed a proxy card for you to use.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:  HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A: Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Shares beneficially owned may be voted by you if you receive and present at the meeting a proxy from your broker or nominee. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:  HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A: Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

BY INTERNET -- If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card.

BY TELEPHONE -- You may submit your proxy by following the "Vote by Telephone" instructions on the proxy card.

BY MAIL -- You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. No postage is required if mailed in the United States.

Q:  HOW ARE VOTES COUNTED?

A: Each share of Common Stock entitles its holder to one vote on all matters to come before the meeting, including the election of directors. In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For the other proposals, you may vote "FOR", "AGAINST" or "ABSTAIN". If you "ABSTAIN", it has the same effect as a vote "AGAINST". If you sign your proxy card or broker voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:  CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION
CARD?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instructions cards you receive.

Q:  HOW CAN I ATTEND THE MEETING?

A: You may attend the meeting if you are listed as a shareholder of record as of April 6, 2000 and bring proof of identification. If you hold your shares through a broker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 6, 2000.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting, issue a press release regarding shareholder action taken on the proposals and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2000.

Q:  WHAT IS THE QUORUM FOR THE MEETING?

A: Holders of record (the "Shareholders") of the Common Stock on April 6, 2000 are entitled to vote at the meeting or any adjournments thereof. As of that date
there were                shares of Common Stock outstanding and entitled to
vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     Four directors are to be elected at the annual meeting to terms expiring in 2003. The Board has recommended as nominees for election as directors the first four persons named in the table below. All of the nominees are currently directors of the Company. The Board is divided into three classes. The terms of the nine remaining directors expire in 2001 and 2002. Unless otherwise specified in the accompanying Proxy, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such Proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

     The following table sets forth as to each nominee and as to each incumbent director whose term of office extends to 2001 and 2002 and who is, therefore, not a nominee for election as a director at this Annual Meeting: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Nominees for Terms Expiring in 2003

Alan G. Hassenfeld...................  51     Chairman of the Board and Chief          1978           *
                                              Executive Officer since 1999.
                                              Prior thereto, Chairman of the
                                              Board, President and Chief
                                              Executive Officer.
Harold P. Gordon.....................  62     Vice Chairman. Director, Alliance        1988           *
                                              Atlantis Communications
                                              Corporation and G.T.C.
                                              Transcontinental Group, Ltd.
Marie Josee Kravis...................  50     Senior Fellow, Hudson Institute          1995           *
                                              (public policy analysis). Visiting
                                              Fellow, Council on Foreign
                                              Relations. Director, Canadian
                                              Imperial Bank of Commerce, Ford
                                              Motor Company, Hollinger
                                              International, Inc., The Seagram
                                              Company Ltd., StarMedia Network,
                                              Inc. and Unimedia Inc.
Preston Robert Tisch.................  73     Co-Chairman of the Board, Loews          1988           *
                                              Corporation since 1999. Prior
                                              thereto, Co-Chairman and Co-Chief
                                              Executive Officer, Loews
                                              Corporation. Director, Bulova
                                              Watch Company, Inc., CNA Financial
                                              Corporation, Loews Corporation and
                                              Rite Aid Corporation.

---------------

Nominee

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Directors Whose Terms Expire in 2001 and 2002

Alan R. Batkin.......................  55     Vice Chairman, Kissinger                 1992        2001
                                              Associates, Inc. (geopolitical
                                              strategic consulting firm).
                                              Director, Diamond Offshore
                                              Drilling, Inc., Overseas
                                              Shipholding Group, Inc. and
                                              Schweitzer-Mauduit International,
                                              Inc.
Herbert M. Baum......................  63     President and Chief Operating            1999        2002
                                              Officer since 1999. Prior thereto,
                                              Chairman and Chief Executive
                                              Officer, Quaker State Corporation.
                                              Director, Action Performance
                                              Companies, Inc., Dial Corp.,
                                              Fleming Companies Inc., Meredith
                                              Corp., Midas, Inc. and Whitman
                                              Corp.
E. Gordon Gee........................  56     Chancellor-Elect, Vanderbilt             1999        2002
                                              University. President, Brown
                                              University since 1998. Prior
                                              thereto, President, The Ohio State
                                              University. Director, Allmerica
                                              Financial Group, Asarco Inc.,
                                              Glimcher Realty Trust, Intimate
                                              Brands Inc. and The Limited Inc.
Sylvia K. Hassenfeld.................  79     Former Chairman since 1996 and,          1983        2002
                                              prior thereto, Chairman of the
                                              Board, American Jewish Joint
                                              Distribution Committee, Inc.
Norma T. Pace........................  78     President, Paper Analytics               1984        2002
                                              Associates (economic consulting).
                                              Senior Economic Advisor WEFA Group
                                              (economic consulting and
                                              planning). Director, Englehard
                                              Corp.
E. John Rosenwald, Jr. ..............  70     Vice Chairman, Bear, Stearns & Co.       1983        2002
                                              Inc. (investment bankers) since
                                              1997. Prior thereto, Vice
                                              Chairman, The Bear Stearns
                                              Companies, Inc. Director, Bear,
                                              Stearns & Co. Inc.
Carl Spielvogel......................  71     Chairman and Chief Executive             1992        2001
                                              Officer, Carl Spielvogel
                                              Associates, Inc. (international
                                              investments) since 1997. Prior
                                              thereto, Chairman of the Board and
                                              Chief Executive Officer, United
                                              Auto Group, Inc. (operator of
                                              multiple-franchise auto
                                              dealerships). Director, Barney's
                                              Dept. Stores, Inc., Data
                                              Broadcasting Inc. and Market
                                              Watch.com

                                                   POSITIONS WITH COMPANY,           HAS BEEN
                                                   PRINCIPAL OCCUPATION AND         A DIRECTOR     TERM
NAME                                   AGE           OTHER DIRECTORSHIPS              SINCE       EXPIRES
----                                   ---         ------------------------         ----------    -------
Alfred J. Verrecchia.................  57     Executive Vice President, Global         1992        2001
                                              Operations and Chief Financial
                                              Officer since 1999. Prior thereto,
                                              Executive Vice President, Global
                                              Operations and Development during
                                              1999. Prior thereto, Executive
                                              Vice President and
                                              President -- Global Operations
                                              from 1996 to 1999. Prior thereto,
                                              Chief Operating
                                              Officer -- Domestic Toy
                                              Operations. Director, Old Stone
                                              Corp. and Bacou, Inc. USA.
Paul Wolfowitz.......................  56     Dean, Paul H. Nitze School of            1995        2001
                                              Advanced International Studies,
                                              The Johns Hopkins University.
                                              Former Undersecretary of Defense
                                              for Policy, U.S. Department of
                                              Defense. Former U.S. Ambassador to
                                              the Republic of Indonesia. Former
                                              U.S. Assistant Secretary of State
                                              for East Asian and Pacific
                                              Affairs. Director of eleven mutual
                                              funds of the Dreyfus Corporation.

                                     * * *

     Sylvia K. Hassenfeld is the mother of Alan G. Hassenfeld.

     Alex Grass, who has served as a director of the Company since 1981, is retiring from the Board and, therefore, is not standing for reelection at the 2000 Annual Meeting of Shareholders.

     Those directors who are also executive officers of the Company serve as officers and directors of the Company's various subsidiaries at the request and convenience of the Company.

     During 1999, the Board held seven meetings. Morris W. Offit, who was a director during 1999, attended fewer than 75% of the aggregate number of meetings of the Board and the committee on which he served during 1999.

     The Executive Committee of the Board, which currently consists of Alan R. Batkin, Alan G. Hassenfeld, Norma T. Pace and E. John Rosenwald, Jr., met twice in 1999. The Executive Committee is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Articles of Incorporation or By-laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The Executive Committee also performs such functions as are assigned to it by the Board from time to time.

     The Nominating and Governance Committee of the Board, which currently consists of Sylvia K. Hassenfeld, Preston Robert Tisch and Paul Wolfowitz, did not meet in 1999. The Nominating and Governance Committee makes recommendations for possible additions to the Board and at the request of the Board is authorized to make recommendations regarding the governance of the Board and the committees thereof. The Nominating and Governance Committee has neither the authority nor the procedures to consider nominees recommended by shareholders. The By-laws provide that shareholders may nominate directors at an annual meeting by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting and providing specified information regarding the proposed nominee and each shareholder proposing such nomination.

     The Audit Committee of the Board, which currently consists of E. Gordon Gee, Alex Grass and Norma T. Pace (Chair), held three meetings in 1999. The function of the Audit Committee is to recommend to the Board the accounting firm to serve as the Company's independent auditors and to review with such firm, and with the Company's internal auditors and officers, matters relating to corporate financial reporting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits performed by the Company's independent auditors and internal auditors.

     The Compensation and Stock Option Committee of the Board, which currently consists of Alan R. Batkin, Alex Grass, Marie Josee Kravis and Carl Spielvogel (Chair), held four meetings in 1999. The Compensation and Stock Option Committee has been delegated responsibility for all employee compensation and benefit plans, is authorized to make grants and awards under the Company's employee stock option plans and administers the non-employee director compensation plans.

COMPENSATION OF DIRECTORS

     Effective October 1, 1999, members of the Board who are not otherwise employed by the Company ("Non-employee Directors") receive a retainer of $35,000 per year and the Chair of the Audit Committee and the Chair of the Compensation and Stock Option Committee each receive an additional retainer of $4,000 per year. Non-employee Directors receive a fee of $1,000 per Board or committee meeting attended. Action by written consent is not considered attendance at a meeting for purposes of fees to directors.

     Pursuant to the Deferred Compensation Plan for Non-employee Directors (the "Deferred Plan"), which is unfunded, Non-employee Directors must defer a minimum of 20% of the annual Board retainer fee into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director's stock unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may defer the remainder of their retainer and/or meeting fees into the stock unit account or an interest account, which bears interest at the five-year Treasury rate. The Company makes a deemed matching contribution to the stock unit account equal to 10% of the amount deferred, with one-half of such Company contribution vesting on December 31 of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31, provided the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

     Under the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan"), which is unfunded, each director (who is not otherwise eligible for benefits under the Company's Pension Plan) who has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director's seventy-second birthday, the annual benefit will continue for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director's years of service. Upon a Change of Control, as defined in the Retirement Plan, directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

     Under the Stock Option Plan for Non-employee Directors (the "Director Plan"), approved by shareholders on May 11, 1994, each Non-employee Director then in office received on May 11, 1994, each Non-employee Director who joined the Board after May 11, 1994 received upon becoming a director, and any new Non-employee Director will receive upon becoming a director, a one-time grant of a nonqualified, nontransferable ten year option to purchase 11,250 shares (as adjusted to reflect the two 3 for 2 stock splits, each paid in the form of a 50% stock dividend on March 21, 1997 and March 15, 1999, respectively) of Common Stock at 110% of the fair market value per share of Common Stock on the date of grant. The options become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant, except that exercisability will be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at or after age 72 or after a Change of Control, as defined in the Director Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's wholly owned subsidiary, Hasbro Canada Corporation ("Hasbro Canada"), leases its manufacturing and warehouse facilities from Central Toy Manufacturing Inc. ("CTM"), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld, a director of the Company, is executrix and a beneficiary of the estate of Merrill Hassenfeld. Total rent paid by Hasbro Canada to CTM for the leases of offices and warehouse facilities in 1999 was approximately $579,000 Canadian (approximately $390,000 U.S.). In management's opinion, these leases are on terms at least as favorable as would otherwise presently be obtainable. The leases expire on January 31, 2001, with Hasbro Canada having options to renew for three additional three year terms at fair market rental. If the parties cannot agree, the fair market rental would be determined by appraisal. Hasbro Canada has a right of first refusal to purchase the premises unless it indicates its intention not to renew the leases. The premises are subject to a first mortgage securing a loan with a balance of approximately $933,000 Canadian with a due date of February 1, 2001. The leases provide that, until January 31, 2003, should such loan not be renewed, extended or replaced beyond February 1, 2001, Hasbro Canada would advance on behalf of the shareholders of CTM, other than the estate of Merrill Hassenfeld, the amount necessary to pay off 75% of the loan and 75% of all operating expenses until sale or, lease of the premises or refinancing of the loan. CTM would be obligated to repay the advance no later than January 31, 2003, which would be secured by a first mortgage on the premises but would be nonrecourse individually to such shareholders. CTM agreed that all cash flow from the premises (including sale, lease and refinancing) will be used to pay the then existing loan and any Hasbro Canada advances. It is anticipated that the balance of the existing CTM loan at February 1, 2001 will be approximately $625,000 Canadian.

     Bear, Stearns & Co. Inc. provides investment banking and related services to the Company. E. John Rosenwald, Jr., a director of the Company, is a director and Vice Chairman of Bear, Stearns & Co., Inc.

     Lucas Licensing Ltd. ("Licensing") and Lucasfilm Ltd. ("Film") own in the aggregate 15,750,000 exercisable warrants to purchase Common Stock which were obtained in arms-length negotiations with the Company in connection with the Company's obtaining of certain rights. The Common Stock subject to such warrants would, if all warrants were fully exercised, constitute approximately 8.4% of the Company's outstanding shares. Accordingly, under SEC rule 13d-3, George W. Lucas, Jr., as owner, director and officer of Film and Licensing, may be deemed to own approximately 8.4% of the Company's outstanding shares. See "Voting Securities and Principal Holders" thereof. Since the beginning of fiscal 1999, the Company paid an aggregate of approximately $250 million in royalty advances and $13.8 million in bonus payments to Licensing pursuant to license agreements entered into at arms length in the ordinary course of business. In addition, in 1999 the Company filed a registration statement with the Securities and Exchange Commission covering the Common Stock underlying the warrants pursuant to the Company's obligations under its warrant agreements with Film and Licensing.

     Vote Required. The vote of a majority of those shares of Common Stock present or represented by proxy at the annual meeting is required to elect directors. Accordingly, an abstention or broker non-vote will in effect constitute a vote against a nominee.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE (PROPOSAL NO. 1).

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                     AMONG HASBRO, S&P 500 AND RUSSELL 1000
                   CONSUMER DISCRETIONARY ECONOMIC SECTOR(1)

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company's Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                                                         HASBRO                      S&P 500              RUSSELL 1000 CONSUMER
                                                         ------                      -------             DISCRETIONARY ECONOMIC
                                                                                                                 SECTOR
                                                                                                         ----------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     109.00                      136.00                      120.00
1996                                                     135.00                      173.00                      137.00
1997                                                     165.00                      213.00                      180.00
1998                                                     181.00                      279.00                      240.00
1999                                                     149.00                      332.00                      312.00

---------------
(1) While the information for Hasbro and S&P 500 is as of the last trading day in Hasbro's fiscal year, the data for the Russell Sector is as of the last trading day in the calendar year.

                                 REPORT OF THE
                    COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

1999 COMPENSATION POLICIES WITH RESPECT TO EXECUTIVE OFFICERS

     The general goal of the Compensation and Stock Option Committee (the "Committee") with respect to the compensation of executive officers (including those named in the summary compensation table below) is that the Company provide competitive compensation and benefits that

     - attract and retain capable executives who are important to the success of the Company,

     - reward them for performance,

     - provide them with a strong incentive to increase shareholder value, and

     - accomplish the foregoing in as fair, understandable and cost-effective manner as possible.

     The Committee is composed solely of persons who are both "Non-Employee Directors," as defined in Rule 16b-3 of the rules and regulations of the Securities and Exchange Commission, and "outside directors", as defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Executive compensation during 1999 consisted of salary, a management incentive bonus and stock options. In authorizing and approving compensation increases and awards for executive officers (other than the Chief Executive Officer), the Committee relies principally upon the recommendations of the Chief Executive Officer.

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held, the experience of the individual and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments are made by reference to changes in duties and responsibilities, competitive market conditions and personal performance. In approving the increases to base salaries for 1999, the Committee generally targeted the Company's pay levels to correspond with approximately the 75th percentile of salaries paid by other consumer non-durable products companies surveyed in Hewitt, Executive, Total Compensation Measurement, prepared by Hewitt Associates, LLP, whose participants partially overlap with the companies included in the Russell 1000 Consumer Discretionary Economic Sector (the "Russell Sector") set forth in the above graph. The Frank Russell Company does not publish compensation data for the companies included in the Russell Sector.

     During 1999, the Committee froze the salaries of its senior management, including its executive officers, for two years and eliminated the non-performance related seniority-based year-end holiday bonus for executives eligible to participate in the management incentive plan. The Committee also increased the target bonuses for senior management (other than the Chief Executive Officer), including executive officers, by 10% of base salary which, together with the salary freeze, would increase the proportion of the annual cash compensation opportunity that is performance-related.

     Approximately 1365 employees, including executive officers, were awarded annual management incentive bonuses with respect to fiscal 1999. Individual and corporate performance objectives were established at the beginning of the year. Corporate and business unit pre-tax earnings performance objectives were determined on the basis of a budget review carried out by senior management with respect to each business unit which forms the basis for the operating plan prepared by senior management and approved by the Board in February of each year. The remainder of this paragraph will outline the bonus programs applicable to executive officers other than the Chief Executive Officer, whose bonus is discussed below. See "1999 Compensation of the Chief Executive Officer". Target bonuses in 1999 for executive officers ranged from 40% to 55% of base salary. Performance in excess of targeted performance would yield higher bonuses, except that bonuses in excess of 100% of base salary require special Committee review and approval. The management incentive bonus for executive officers who are deemed to have corporate-wide responsibility (which include the individuals named in the summary compensation table below other than Mr. Wilson) was generally based 75% on corporate performance and 25% on individual performance. The management incentive bonuses for those individuals deemed to have business unit responsibility, including Mr. Wilson, were generally weighted 25% for corporate performance, 50% for business unit performance and 25% for individual performance. In fiscal 1999, corporate performance, and that of most of the business units, exceeded their pre-tax earnings targets. The 1999 management bonuses for executive officers were based in part on the applicable corporate and business unit performance and in part on the contribution of the individual.

     In 1999, non-qualified stock options were granted to approximately 790 employees, including executive officers, pursuant to the Company's employee stock option plans. The Committee. granted individual options to executive officers in order to provide an incentive to motivate and retain those individuals who are important to the Company's future success. Stock options are designed to align the interests of executives with those of shareholders, since the executives can only benefit from the options if there is price appreciation in the Common Stock after the date of grant. All stock options granted in 1999 had an exercise price equal to at least the fair market value of the Common Stock on the date of grant and most vested over three years. Certain options granted in 1999 were granted pursuant to the Company's long term incentive program established in

1993. Pursuant to the program, which is designed to supplement the Company's regular stock option program, nonqualified options are granted every other year to key executives at 110% of market value on date of grant, vesting over five years. Under the program, value is provided to the executive only if share appreciation exceeds the premium. In 1999, the overall size of the regular stock option pool was set at 1.5% of the issued shares pursuant to a policy established by the Committee that keys the overall size of the pool to the Company's relative performance vis a vis the Russell Sector. The number of stock options previously awarded and outstanding for each executive officer is reviewed by the Committee but is not considered a critical factor in determining the size of any executive's stock option award in any year. Options granted were allocated on the basis of individual compensation level, responsibility and performance.

1999 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As set forth in the accompanying tables, Mr. Hassenfeld's salary of $1,005,900 for 1999 represented a decrease from his 1998 salary, reflecting the elimination of the holiday bonus, which was non-performance related and therefore included as part of his salary. His management incentive bonus with respect to 1999 was $452,990, which represented 46% of his 1999 salary, and in 1999 he was granted options to purchase 90,000 shares of Common Stock under the regular stock option program and options to purchase 225,000 shares of Common Stock under the premium-priced stock option long term incentive program. These options in the aggregate represented approximately 4.4% of all options granted to employees during 1999. All compensation decisions regarding Mr. Hassenfeld were made by the Committee, without the participation of Mr. Hassenfeld or other executive officers of the Company. In setting Mr. Hassenfeld's 1999 salary, the Committee took into account comparative data with respect to chief executive officer compensation provided to the Committee with a view towards setting Mr. Hassenfeld's compensation levels at approximately the 75th percentile of other consumer non-durable products companies surveyed. The Committee determined Mr. Hassenfeld's management bonus pursuant to the Company's 1999 Senior Management Annual Performance Plan (the "Annual Performance Plan") which was approved by shareholders in 1999. Mr. Hassenfeld was the only 1999 participant in the Annual Performance Plan. Under the Annual Performance Plan, the Committee designated a "Net Earnings" (as defined in the Annual Performance Plan) performance goal for the Company for 1999, which was based on the 1999 operating plan approved by the Board in February 1999. The target bonus for Mr. Hassenfeld under the Annual Performance Plan is 75% of salary, if 100% of the performance goal is achieved, with a maximum bonus of 150% of salary, if 127% or more of the performance goal is attained. No bonus is payable under the Annual Performance Plan unless at least 80% of the performance goal is attained. More than 80% of the targeted "Net Earnings" performance goal under the Annual Performance Plan was achieved by the Company resulting in the bonus paid to Mr. Hassenfeld. The options granted to Mr. Hassenfeld in 1999 reflected individual compensation level, responsibility and performance.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

     The Committee believes that the Company's compensation plans preserve the ability of the Company to obtain tax deductions for annual remuneration in excess of $1,000,000 to any of the individuals named in the table below (the "named executives"). With respect to the current payment of annual cash management incentive bonuses which would otherwise exceed the limits on deductibility established by Section 162(m), the Committee has utilized the Annual Performance Plan, which was approved by shareholders in 1999. In addition, the Non-Qualified Deferred Compensation Plan adopted in 1997 permits executives to defer all or a portion of their salaries and bonuses and with respect to the named executives permits the Company to defer remuneration that would not be deductible under Section 162(m). The Committee believes that, under ordinary circumstances and subject to shareholder approval of the proposed amendment to the Stock Incentive Performance Plan (see Proposal 2 below), the Company's compensation programs should comply with the requirements of Section 162(m) so as to permit the deductibility of all amounts paid to the named executives. The Committee recognizes, however, that there may be instances where it would be in the best interests of the Company and its shareholders to make compensation payments that would not be deductible.

STOCK OWNERSHIP GUIDELINES

     During 1999, the Committee established Company-wide stock ownership guidelines for executives (including executive officers), requiring them to own a number of shares of Common Stock with a value ranging from one times salary to five times salary. Beginning in the year 2000, executives will have five years to reach their applicable guideline but they must achieve a minimum of 20% of their ownership goal annually. Stock ownership for purposes of these guidelines does not include stock options. The Committee believes that significant stock ownership by senior management more closely aligns their interests with those of the shareholders.

          Alan R. Batkin, Alex Grass, Marie Josee Kravis and Carl Spielvogel (Chairman) as members of the Compensation and Stock Option Committee of the Board of Directors as of 1999 fiscal year end.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company for services rendered during 1999, 1998 and 1997 by the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company in 1999 other than the Chief Executive Officer and a former executive officer who served during the period presented.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                          ANNUAL COMPENSATION                     COMPENSATION
                              -------------------------------------------   -------------------------
                                                                OTHER
                                                              ANNUAL(B)                  ALL OTHER(D)
NAME AND PRINCIPAL POSITION   YEAR   SALARY(A)    BONUS(A)   COMPENSATION   OPTIONS(C)   COMPENSATION
---------------------------   ----   ----------   --------   ------------   ----------   ------------
Alan G. Hassenfeld........    1999   $1,005,900   $452,990     $33,488       315,000       $62,115
Chairman of the Board         1998    1,014,816    422,400      32,784        60,000        70,724
and Chief Executive Officer   1997      957,900    718,425      36,834       303,750        58,398
Herbert M. Baum...........    1999      735,577    500,000      26,059       482,500            --
President and Chief
Operating Officer
Alfred J. Verrecchia......    1999      665,201    662,000      14,613       217,500        41,552
Executive Vice-President,     1998      671,089    510,000      12,963        42,000        52,702
Global Operations and         1997      633,450    350,000      14,034       213,750        34,665
Chief Financial Officer(e)
Harold P. Gordon..........    1999      583,100    320,000      27,272       200,000        38,244
Vice Chairman                 1998      576,672    210,000      26,256        40,000        37,820
                              1997      544,286    268,000      62,140       198,750        33,645
E. David Wilson...........    1999      519,200    280,500       3,218       152,500        27,124
Sector Head and General       1998      508,800    105,000       1,741        30,000        29,417
Manager, U.S. Games           1997      493,532    209,000       2,207       168,750        28,119
John T. O'Neill...........    1999      527,300    290,015      12,815       202,500        31,992
Former Executive              1998      526,114    210,000       8,472        40,000        31,604
Vice-President and Chief      1997      476,525    250,000       8,248       198,750        26,807
Financial Officer(f)

---------------
(a) Includes amounts deferred by the individual pursuant to the Company's Retirement Savings Plan and Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Also includes, in the case of the bonuses to Mr. Verrecchia for each of 1999 and 1998, a special award by the Committee of $250,000 that was paid directly into Mr. Verrecchia's account in the Deferred Compensation Plan. As a result of a change in the Company's payroll method in 1999, in the case of Messrs. Hassenfeld, Verrecchia and Wilson, a portion of salary earned in 1999 was paid in 2000.

(b) Includes the following amounts which were included in 1999 taxable income for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, is provided to the executive by the
    Company: $8,488 for Mr. Hassenfeld, $7,822 Mr. Baum, $11,363 for Mr. Verrecchia, $6,372 for Mr. Gordon, $2,253 for Mr. Wilson , and $11,965 for Mr. O'Neill. Includes the following amounts paid by the Company and included in 1999 taxable income for each named individual in connection with a program whereby certain financial planning and tax preparation services are provided to the individual and paid for by the Company: $25,000 for Mr. Hassenfeld, $7,937 for Mr. Baum, $3,250 for Mr. Verrecchia, $20,900 for Mr. Gordon, $1,015 for Mr. Wilson and $850 for Mr. O'Neill. Also includes $10,300 of moving expenses for Mr. Baum. Does not include other personal benefits that do not in the aggregate exceed $50,000 in any year for any individual.

(c) All share amounts are adjusted to reflect the two 3 for 2 stock splits, each paid in the form of a 50% stock dividend, on March 21, 1997 and March 15, 1999, respectively.

(d) Includes the individual's pro-rata share of the Company's contribution to the profit-sharing account under the Company's Retirement Savings Plan which is in part contributed to the individual's account in the Retirement Savings Plan and, to the extent in excess of certain Internal Revenue Code of 1986, as amended (the "Code") maximums, deemed allocated to the individual's account in the Company's unfunded Supplemental Benefit Retirement Plan (the "Supplemental Plan"), which for 1999 amounted to $56,388 for Mr. Hassenfeld, $36,516 for Mr. Verrecchia, $31,724 for Mr. Gordon, $24,625 for Mr. Wilson, and $29,492 for Mr. O'Neill. Mr. Baum was not yet eligible to participate in the Retirement Savings Plan in 1999. Includes for each individual (other than Mr. Baum), the sum of $2,500 which represents the Company's 25% match of sums saved in 1999 by each named individual in his applicable savings account under the Retirement Savings Plan and Deferred Compensation Plan. Also includes $3,227, $2,536 and $4,020 in premiums paid by the Company in 1999 for individual life insurance policies for Messrs. Hassenfeld, Verrecchia and Gordon, respectively.

(e) Mr. Verrecchia, Executive Vice President, Global Operations and Development, and Mr. O'Neill's predecessor as Chief Financial Officer of the Company, became Executive Vice President, Global Operations and Chief Financial Officer on August 27, 1999.

(f) Mr. O'Neill, who took early retirement and left the employ of the Company in December 1999, served as Executive Vice President and Chief Financial Officer until August 27, 1999. Amounts shown in table include all compensation paid to Mr. O'Neill in all capacities during 1999, but do not include early retirement payments made and to be made to Mr. O'Neill pursuant to his early retirement agreement. See "Employment, Severance and Early Retirement Agreements" below.

                                     * * *

     The following table sets forth certain information regarding stock option grants in 1999 to the individuals named above. Where applicable, amounts have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 15, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                  -------------------------------------------------------
                                  NUMBER OF       % OF TOTAL                                  GRANT DATE
                                  SECURITIES       OPTIONS                                     VALUE(a)
                                  UNDERLYING      GRANTED TO      EXERCISE                   -------------
                                   OPTIONS        EMPLOYEES       PRICE PER    EXPIRATION     GRANT DATE
NAME                              GRANTED(d)    IN FISCAL YEAR      SHARE         DATE       PRESENT VALUE
----                              ----------    --------------    ---------    ----------    -------------
Alan G. Hassenfeld..............    90,000(b)                     $32.1875      5/10/09       $1,209,303
                                   225,000(c)     4.4              35.4063      5/10/09        2,818,125
Herbert M. Baum.................   262,500(b)                      24.0417      1/04/09        2,418,150
                                    70,000(b)     6.7              32.1875      5/10/09          940,569
                                   150,000(c)                      35.4063      5/10/09        1,878,750
Alfred J. Verrecchia............    75,000(b)                      32.1875      5/10/09        1,007,752
                                   142,500(c)     3.0              35.4063      5/10/09        1,784,812
Harold P. Gordon................    60,000(b)                      32.1875      5/10/09          806,202
                                   140,000(c)     2.8              35.4063      5/10/09        1,753,500
E. David Wilson.................    40,000(b)                      32.1875      5/10/09          537,468
                                   112,500(c)     2.1              35.4063      5/10/09        1,409,062
John T. O'Neill.................    60,000(b)                      32.1875      5/10/09          806,202
                                   142,500(c)     2.8              35.4063      5/10/09        1,784,812

---------------
(a) The Grant Date Present Value was determined using the standard application of the Black-Scholes option pricing methodology using the following weighted average assumptions: volatility 34%, dividend yield 0.76% and a risk free interest rate of 5.48% based on the options being outstanding for approximately six years. The Grant Date Present Values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the Grant Date Present Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise.

(b) These options are non-qualified and were granted at fair market value on the date of grant. Thirty-three and one-third percent of each option becomes exercisable on the first anniversary of the date of grant and thirty-three and one-third percent becomes exercisable on each anniversary thereafter until fully exercisable. All options become fully vested in the event of death, disability or retirement at the optionee's normal retirement date and are exercisable for a period of one year thereafter. An optionee taking early retirement may, under certain circumstances, exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Committee may approve. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of three months following termination.

(c) These options were granted pursuant to the Company's long term incentive program and were granted at 110% of fair market value on the date of grant. See Report of the Compensation and Stock Option Committee of the Board of Directors above. Twenty percent of these options become exercisable on the first anniversary of the date of grant and twenty percent become exercisable on each anniversary thereafter until fully exercisable. Options become fully vested in the event of death, disability and retirement at the optionee's normal retirement date and are exercisable for three years thereafter. Unless otherwise approved by the Committee in its discretion, upon termination of employment for any other reason (including early retirement), an optionee may exercise only options vested at the date of termination for a period of six months following termination.

(d) All of these shares were granted pursuant to the Stock Incentive Performance Plan (the "Plan"). Upon a Change of Control, as defined in the Plan, all options become immediately exercisable and, except as provided in the following sentence, will be canceled in exchange for a cash payment in the amount of the difference between the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control. In 1999, the Committee amended the Plan to give the Committee discretion, in connection with certain Change of Control transactions, to take alternative action such as converting the stock options into those of the resulting corporation or settling them in shares of the stock of the Company or the resulting corporation. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common Stock equal to the exercise price and the tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction of tax withholding liability.

                                     * * *

     The following table sets forth as to each of the named individuals: (a) the number of shares acquired upon exercise of options during fiscal 1999; (b) the value realized (market value on date of exercise less exercise price) upon the exercise of such options during fiscal 1999; (c) the number of exercisable and unexercisable options held on December 26, 1999, the last day of the 1999 fiscal year; and (d) the value of such options at December 26, 1999. Where applicable, the number of options set forth below correspond to the number of shares to which they relate and have been adjusted to reflect the 3 for 2 stock split paid in the form of a 50% stock dividend on March 15, 1999.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                  NUMBER OF               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                      AT DECEMBER 26, 1999          AT DECEMBER 26, 1999
                               ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                          ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   ----------   -----------   -------------   -----------   -------------
Alan G. Hassenfeld..........         --             --    1,127,750       561,250      $4,074,702      $115,749
Herbert M. Baum.............         --             --          -0-       482,500             -0-           -0-
Alfred J. Verrecchia........         --             --      882,250       389,750       3,943,759        96,457
Harold P. Gordon............     54,000     $1,009,658      374,983       353,417       1,286,118        57,874
E. David Wilson.............    162,000      2,216,793      210,625       276,750         239,292        46,300
John T. O'Neill.............    168,750      2,580,454      310,333       355,917         451,807        57,874

                                    *  *  *

     The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company's Pension Plan (the "Pension Plan") and under the Supplemental Plan:

                               PENSION PLAN TABLE

                   ESTIMATED ANNUAL RETIREMENT BENEFIT BY YEARS OF SERVICE CLASSIFICATION(2)
AVERAGE           ---------------------------------------------------------------------------
COMPENSATION(1)       10           15           20           25           30         35(3)
---------------   ----------   ----------   ----------   ----------   ----------   ----------
20$0,000.....      $ 33,333     $ 50,000     $ 66,667     $ 83,333     $100,000     $100,000
400,000.....         66,667      100,000      133,333      166,667      200,000      200,000
800,000.....        133,333      200,000      266,667      333,333      400,000      400,000
1,200,000...        200,000      300,000      400,000      500,000      600,000      600,000
1,600,000...        266,666      400,000      533,333      666,667      800,000      800,000
1,800,000...        400,000      450,000      600,000      750,000      900,000      900,000

---------------
(1) Covered compensation under the Pension Plan and the Supplemental Plan includes total salaries and bonuses (as set forth in the Summary Compensation Table) for the five highest consecutive years during the ten years preceding retirement ("Average Compensation").

(2) Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant's latest three-year average Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Early retirement, which is permitted up to 10 years prior to the normal retirement date, and other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to provisions of the Code that limit benefits under the Pension Plan. As set forth in the above table and subject to the foregoing, the retirement benefit after thirty years of credited service is generally 50% of Average Compensation.

(3) For purposes of determining annual benefits under the Pension Plan and the Supplemental Plan during 1999, credited years of service cannot exceed 30. Effective January 1, 2000, the Company amended the Pension Plan to provide for a lump sum benefit determined primarily on the basis of Average Compensation and actual years of service (including years of service in excess of 30 years). The lump-sum benefit is reduced if payment is made before age 55. Until 2007, employees will receive the higher of the benefits provided by such amendment and as described in the above table.

     The following table sets forth, as to the six named individuals, their years of credited service under the Pension Plan and the Supplemental Plan:

                                                              CREDITED YEARS
                                                                OF SERVICE
                                                              --------------
Alan G. Hassenfeld..........................................        30(a)
Herbert M. Baum.............................................         1
Alfred J. Verrecchia........................................        30(a)
Harold P. Gordon............................................         5
John T. O'Neill.............................................        13
E. David Wilson.............................................        19

---------------
(a) Messrs. Hassenfeld's and Verrecchia's actual years of service are 32 and 35 years, respectively.

CHANGE OF CONTROL, EMPLOYMENT, SEVERANCE AND EARLY RETIREMENT AGREEMENTS

     The agreements summarized below (or the form thereof) have been filed with the Securities and Exchange Commission as exhibits to the Company's periodic filings and such summaries do not purport to be complete and are qualified in their entirety by reference to such agreements.

     Change of Control Agreements. Eleven senior executives, including five of the six above-named individuals (other than Mr. O'Neill), are parties to employment agreements, as amended (the "Change of Control Agreements") with the Company. The Change of Control Agreements come into effect only upon a "Change of Control," as defined therein, and continue for three years after such date (the "Employment Period"). If, during the Employment Period, an executive's employment with the Company is involuntarily terminated other than for "Cause," the executive is entitled to the executive's (a) average annual salary for the five years preceding the Change of Control (or such lesser number of actual years employed) plus (b) the greater of (x) the target bonus during the year of termination and (y) the average annual bonus for the five years preceding the Change of Control (or such lesser number of actual years employed), in each case multiplied by three.

     The executive would also be entitled to an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company's retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. In addition, the executive and the executive's family would be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 4999 of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

     In addition, the Change of Control Agreements permit an executive to terminate the executive's employment for "Good Reason" at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. "Good Reason" includes diminution of the executive's responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Change of Control Agreements. Under certain circumstances, certain payments by the Company pursuant to the Change of Control Agreements may not be deductible for federal income tax purposes pursuant to Section 280G of the Code.

     A "Change of Control" is defined as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, a change in the majority of the Board, consummation of a reorganization, merger, consolidation, substantial asset sale involving, or shareholder approval of a liquidation or dissolution of, the Company subject, in each case, to certain exceptions. "Cause" is defined (for purposes of the Agreements and the Employment Agreements with Messrs. Baum and Gordon described below) as demonstrably willful or deliberate violations of the executive's responsibilities which are committed in bad faith or without reasonable belief that such violations are in the best interests of the

Company, which are unremedied after notice, or conviction of the executive of a felony involving moral turpitude. The Change of Control Agreements were amended as of March 10, 2000 to provide that the executive's target bonus be taken into account in computing benefits, to change the definition of a "Change of Control" to be "consummation" of a reorganization, merger, consolidation or sale of substantially all of the assets of the Company rather than "shareholder approval" thereof and to make other conforming and clarifying changes in the Change of Control Agreements, the forms of which were originally approved in 1989.

     Employment Agreements. Mr. Gordon (the "Employee") has an additional employment agreement, dated as of January 1, 1996 (the "Agreement"). The Employee is eligible to participate in the Company's management incentive bonus arrangements as well as other benefit plans and programs available to senior executives and employees generally. The Company agrees to use its best efforts to cause Employee to be nominated for re-election as a director upon expiration of his current or any future term and to recommend such re-election. The Agreement also amended the Employee's Change of Control Agreement to make certain clarifying and conforming changes.

     If the Employee's employment terminates for any reason, he will be entitled to a life annuity payment from the Company equal to 3.33% of his "Final Average Pay" multiplied by the number of full years employed, payable at age 65, less any amounts payable under the Company's Pension Plan, Supplemental Plan or U.S. Social Security. In addition, the Company will maintain a key executive life insurance policy in an amount sufficient to pay a life annuity benefit commencing at age 65 (or termination of employment, if later) of $225,000 per year. If the Employee dies before the commencement of the life insurance annuity payments, his beneficiary would receive a lump sum death benefit of $1,500,000 and none of the other life insurance annuity payments would be payable. If he dies after the life insurance annuity payments begin but before the receipt of 240 months of payments, the balance of said 240 months of payments will be made to his beneficiary. If the insurance policy value is insufficient to make the foregoing payments, the Company will make these payments from its general assets.

     The Employee is entitled to relocation benefits under existing policies except that such benefits are provided for both of Employee's Canadian residences. Further, if Employee is terminated (other than for "Cause") within the first seven years of employment, the Company will provide relocation assistance for Employee's primary residence in the United States including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements. In addition, the Employee shall receive such additional relocation benefits as may be agreed between the chief executive officer and the Employee. The Employee may terminate his employment and collect benefits under the Agreement within one year after any diminution of his responsibilities, removal from or failure to be re-elected to the Board, relocation or any breach by the Company of any of its obligations described above or any other material breach of the Agreement by the Company. "Final Average Pay" is defined in the Agreement as one-fifth of total salaries and bonuses received by the Employee in the five highest consecutive years of employment.

     The Company and Herbert M. Baum (the "Executive") are parties to an Employment Agreement, dated as of January 5, 1999 (the "Employment Agreement") as well as a Change of Control Agreement. Pursuant to the Employment Agreement, the Executive has been elected President and Chief Operating Officer of the Company and a member of the Board. The Employment Agreement has a three year term, subject to extension by mutual agreement of the Company and the Executive (the "employment term"). The Executive's 1999 base salary is $750,000 subject to increases approved by the Committee.

     The Executive is eligible to participate in the Company's management incentive bonus arrangements as well as other benefit plans and programs available to senior executives and employees generally. The Company agrees to use its best efforts to cause Employee to be nominated for re-election as a director upon expiration of his term and to recommend such re-election during his employment term. If the Executive's employment terminates for any reason, he will be entitled to a life annuity payment from the Company equal to 3.3% of his average annual cash compensation multiplied by the number of full years employed, payable at age 65, less any amounts payable under the Company's Pension and Supplemental Plans, except that the maximum annual compensation taken into account for purposes of the calculation shall not exceed $909,091. In the event of a Change of Control as defined above, the Company will make these payments from a fully funded corporate rabbi trust.

     If the Executive's employment is terminated without "Cause", by the Executive for "good reason," as defined below, or by mutual agreement, the Executive would receive his base salary as severance pay for the lesser of eighteen months and the remainder of his employment term. If the Executive terminates his employment without good reason, he shall be entitled to receive his base salary as severance pay for the lesser of twelve months and the remainder of his employment period. In the event of a Change of Control (as defined above), the Executive would be entitled to receive the greater of the severance benefits set forth above and the amounts payable under the Change of Control Agreement.

     Unless the Executive's employment is terminated for "Cause", Executive will have three years from the date his employment terminates to exercise any options granted to the Executive. If Executive is terminated prior to expiration of his employment term, his options will continue to vest during the period that severance pay is paid. If Executive's employment terminates at or after January 5, 2002 (the "Retirement Date"), any unvested options may become exercisable upon the execution and delivery by the Executive of a covenant not to compete until the later of (a) the first anniversary of the Retirement Date and (b) the period that any of Executive's options are outstanding. See "Options Granted in Last Fiscal Year" above for the options to purchase Common Stock granted to the Executive during 1999.

     The Executive is entitled to relocation benefits under existing policies except that the Company will provide relocation assistance for Executive's Rhode Island residence including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements. In addition, the Executive shall receive such additional relocation benefits as may be agreed between the chief executive officer and the Executive. The Executive may terminate his employment and collect benefits under the Employment Agreement within one year after any diminution of his responsibilities, removal from or failure to be re-elected to the Board, failure of any successor to the Company to assume and agree to perform the Employment Agreement, relocation or any breach by the Company of any of its obligations described above or any other material breach of the Agreement by the Company (collectively, "good reason"). The Company agreed to reimburse the Executive for reasonable legal and consulting fees incurred in connection with the negotiation, acceptance and execution of the Employment Agreement.

     Severance Agreement. On March 19, 1999, Adam Klein resigned as an executive officer of the Company. On March 23, 1999, the Company and Mr. Klein entered into a letter agreement, pursuant to which Mr. Klein terminated his employment with the Company effective April 1, 1999 (the "Termination Date"). Pursuant to the letter agreement, the Company paid Mr. Klein $63,333 during the first week of April 1999 and $9,167 per week through March 31, 2000 (the "Severance Period"),$15,000 for his legal expenses in documenting the letter agreement and related documents, and in the first quarter of 2000, $170,000 as a 1999 management bonus. Pursuant to the letter agreement, the Company permitted all options that would vest between the Termination Date and April 23, 2000 to be deemed vested on the Termination Date and exercisable during the Severance Period. During the Severance Period, Mr. Klein's Company-provided life, medical and dental insurance continued and he had continued use of his leased automobile, cell phone, personal computer and fax machine except that he was responsible for all operating and maintenance costs (other than automobile insurance and lease payments). The Company and Mr. Klein exchanged certain releases, subject to any rights to indemnification, contribution or protection under the Company's directors' and officers' liability insurance.

     Early Retirement Agreement. John T. O'Neill served as an executive officer in the capacity of Executive Vice President and Chief Financial Officer until August 27, 1999. Mr. O'Neill terminated his employment with the Company by taking early retirement on December 31, 1999. The Company entered into an early retirement agreement with Mr. O'Neill which provided for early retirement payments of $135,000 on February 28, 2000, three quarterly payments of $200,000 each at the end of the first three calendar quarters of 2000 and a final payment of $225,000 on January 2001. In addition, Mr. O'Neill will receive early retirement pay at a base rate of $20,281 bi-weekly for 43 pay periods beginning January 21, 2000 and ending August 31, 2001 (the "Early Retirement Period"). Forty percent of these bi-weekly amounts has been deferred into to a separate deferred compensation program. The Company agreed to pay Mr. O'Neill $290,015, which represented his target 1999 management bonus, and his reasonable legal expenses (not to exceed $15,000), accelerate the vesting of all unvested options to December 31, 1999, extend the exercise period for all of Mr. O'Neill's premium priced stock options to 36 months after the end of the Early Retirement Period, extend the exercise period for 22,500 regular stock options granted on December 21, 1993 and all regular stock options granted in and after 1997 for 12 months after the end of the Early Retirement Period and cancel his remaining regular stock options. Mr. O'Neill's Company-provided computer, as well as life, medical and dental insurance will continue to be available during the Early Retirement Period. His leased automobile will be available until January 2002, the end of the current lease, and Mr. O'Neill will continue to be reimbursed for financial planning and tax preparation services for tax years 1999 and 2000. The Company agreed to pay, outside the Pension and Supplemental Plans, the additional benefit provided by multiplying Mr. O'Neill's actual years of service by 1.30435. The Company and Mr. O'Neill exchanged certain releases, subject to any rights to indemnification under applicable by-laws and Company policies. Mr. O'Neill agreed not to compete with or interfere with any relationship of the Company during the Early Retirement Period and for two years thereafter.

                        PROPOSAL TO APPROVE AN AMENDMENT
                    TO THE STOCK INCENTIVE PERFORMANCE PLAN
                                (PROPOSAL NO. 2)

     The Compensation and Stock Option Committee (the "Committee") of the Board unanimously approved the adoption of an amendment (the "Amendment") to the Stock Incentive Performance Plan of the Company (the "Plan") in February 2000 and the Board directed that the Amendment be submitted to the Shareholders at the 2000 Annual Meeting for their approval, which the Board unanimously recommends.

PRINCIPAL PURPOSES OF THE AMENDMENT

     The principal purposes of the amendment are to introduce additional business criteria that can be utilized by the Committee in setting performance goals so as to preserve the deductibility to the Company of remuneration paid to certain key executives under Section 162(m) of the Code, to extend the date under which awards can be granted under the Plan from December 31, 2000 to December 31, 2005, to clarify, for purposes of Section 162(m) of the Code, that the existing limitation on the aggregate number of shares that may be subject to awards granted to any individual under the Plan will remain at 2,250,000 for the period May 10, 1995 through December 31,2005, and to clarify that the Committee does not have the authority, without shareholder approval, to reprice options issued pursuant to the Plan.

     The Amendment was approved by the Committee in February 2000, subject to shareholder approval, and in March 2000, the Committee established a long term incentive program (the "LTIP") under the Plan, which replaces the previous long term incentive program in the form of premium priced options. Pursuant to the LTIP, the Committee set performance goals, using some of the additional business criteria introduced by the Amendment. Depending on the level of achievement of such goals measured at the end of the three-year performance period, stock awards may be made at the end of such three year period in the form of restricted stock that would vest over two years. Inasmuch as the performance goals are dependent on shareholder approval of the Amendment, the awards themselves are subject to shareholder approval. See "New Plan Benefits" below. The Amendment also provides that where the performance period for earning a cash or stock award is not completed at the time that a Change in Control, as defined in the Plan, occurs, the greater of the targeted or actual performance to date shall be the basis for the award as opposed to the maximum value, as currently set forth in the Plan with respect to cash awards, and such award shall be prorated based on the number of fiscal years then completed in the three-year performance period.

     The Amendment does not seek to increase the number of shares authorized to be issued pursuant to the Plan or to increase the maximum of 1,125,000 shares under the Plan that may be the subject of stock awards such as restricted stock. As of March 30, 2000, there were [2,288,638] shares available for grant under the Plan, not including the shares to be reserved pursuant to the LTIP award. See "New Plan Benefits" below.

     The Company believes that if the Amendment is approved by the Shareholders, the LTIP awards will qualify as performance-based compensation under Section 162(m) the Code. Since the Plan permits the Committee to set the performance goal and was approved by shareholders in 1995, Section 162(m) of the Code requires that such plans be approved by shareholders every five years.

SUMMARY DESCRIPTION OF THE PLAN AND THE PROPOSED AMENDMENT

     The following summary is qualified in its entirety by reference to the full text of the Plan and the First Amendment thereto (collectively, the "Plan") which have been filed with the Securities Exchange Commission as exhibits to the Company's periodic filings and the full text of the Amendment set forth as Appendix A hereto and such summary does not purport to be complete and is qualified in its entirety by reference to such documents.

     The Plan permits granting awards for: (1) stock options, including incentive stock options ("ISOs") meeting the requirements of Section 422 of the Code; (2) stock appreciation rights ("SARs"); (3) stock awards and (4) cash awards that would constitute a "derivative security" for purposes of Rule 16b-3 ("Rule 16b-3"), as promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if not awarded pursuant to a plan satisfying the provisions of Rule 16b-3. The Plan is administered by the Committee which is comprised of at least two of the Company's directors, each of whom is a "disinterested person" as such term is defined in Rule 16b-3 and an "outside director" as defined in Section 162(m) of the Code and the rules and regulations (including any then current proposed and/or transitional rules and regulations) promulgated thereunder.

     Performance Goals. The Plan was designed to enable the Company to receive federal income tax deductions for awards made under the Plan to its Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Covered Employees"), even if any Covered Employee's compensation exceeds $1,000,000 in any year. Under Section 162(m) of the Code, corporations whose stock is publicly traded generally are not entitled to deduct remuneration paid to Covered Employees to the extent that remuneration for any year to any Covered Employee exceeds $1 million, unless the remuneration is paid under qualifying performance-based compensation plans. The Plan currently has one performance goal, with respect to the grant of stock or cash awards to Covered Employees, "Net Earnings" for the period of time designated by the Committee at the time of grant of the award. The Amendment would add the following additional business criteria as performance goals that may be utilized by the Committee, separately or in combination in making such awards pursuant to the Plan: Net Earnings per Share; Stock Price; Net Revenues; Gross Profit; Operating Profit; Earnings Before: (i) Income Taxes, (ii) Interest and Taxes,
(iii) Interest, Taxes and Depreciation; and/or (iv) Interest, Taxes, Depreciation and Amortization; Cost Control; Cash Net Earnings; Returns on:
Assets, Capital, Investment, Shareholders' Equity, and/or Net Revenues; Net Cash Provided by Operating Activities; Working Capital; Economic Value Added; Total Shareholder Return on Common Stock relative to the S&P 500, the Russell 1000 Consumer Discretionary Economic Sector or such other appropriate index selected by the Committee. These business criteria may be measured on a consolidated or segment, divisional, sector or other business unit (hereinafter collectively "business unit") basis, all as selected by the Committee in each individual case. Performance goals utilizing the foregoing business criteria may also be based upon the achievement of specified levels of consolidated or other business unit performance under one or more of the measures described above relative to internal targets, the past performance of the Company or relevant business unit, or the past, present or future performance of other corporations or their relevant business units. Performance goals will be determined in accordance with generally accepted accounting principles applied on a consistent basis exclusive of (a) changes in accounting principles, (b) extraordinary items, (c) material restructurings, (d) material nonrecurring items and (e) material non-budgeted items authorized by the Committee. The Committee has utilized three of these new business criteria as performance goals, i.e. Net Earnings Per Share, Net Revenues and Stock Price, in making the initial awards and setting performance goals under the LTIP.

     The percentage vesting of any stock award and/or cash award, and any related payments for tax liability in connection therewith, shall in each case be based on the percentage of the performance goal achieved, as determined and certified by the Committee, although the Committee has the discretion to reduce, or refuse to make (but with respect to Covered Employees, not to increase), any vesting of stock awards or payments of cash awards payable as a result of the achievement of a designated percentage of a performance goal.

     To satisfy the requirements that apply to performance-based compensation by
Section 162(m) of the Code, these goals must be approved by the Shareholders, and approval of the Amendment will also constitute approval of the foregoing goals.

     Eligibility. Employees of the Company and of any other entity that is directly or indirectly controlled by the Company are eligible to receive awards under the Plan. The term "Employee" as used in the Plan has the same definition as that used in General Instruction A to Form S-8 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), except that no director who is not employed by the Company shall be eligible to receive any awards under the Plan. General Instruction A currently provides, in pertinent part, that the term "Employee" means "any employee, director, general partner, trustee (where the registrant is a business trust), officer or consultant or advisor". The consultant or advisor must be a natural person who provides bona fide services to the Company and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities. There are currently approximately 315 employees holding options granted under the Plan. During the past several years, the Committee has generally made awards under the Plan to persons whose remuneration may be impacted by Section 162(m) of the Code. No individual may be granted more than 2,250,000 shares during the life of the Plan.

NUMBER OF OPTIONS GRANTED UNDER THE PLAN

     The following table shows the number of options granted under the Plan to the named individuals, all current executive officers as a group and all employees, excluding executive officers, from May 10, 1995 to March 30, 2000. Except as set forth in the following table, no directors, nominees for election as a director, associates of any directors, executive officers or nominees have received any options under the Plan. Except as set forth in the following table, no person has received more than five percent of such options.

                                                               NUMBER OF OPTIONS
                            NAME                             GRANTED UNDER THE PLAN
                            ----                             ----------------------
Alan G. Hassenfeld..........................................         670,000
Chairman of the Board and Chief Executive Officer
Herbert M. Baum.............................................         552,500
President and Chief Operating Officer
Alfred J. Verrecchia........................................         477,000
Executive Vice-President, Global Operations and Chief
Financial Officer
Harold P. Gordon............................................         432,500
Vice Chairman
E. David Wilson.............................................         232,500
Sector Head and General Manager, U.S. Games
John T. O'Neill.............................................         385,000
Former Executive Vice-President and Chief Financial Officer
All current executive officers as a group...................       3,323,155
All employees, excluding current executive officers, as a          4,957,950
  group.....................................................

TYPES OF AWARDS

     The Plan permits granting awards for: (1) stock options, including ISOs;
(2) SARs; (3) stock awards and (4) cash awards that would constitute a "derivative security" for purposes of Rule 16b-3, if not awarded pursuant to a plan satisfying the requirements of Rule 16b-3. The Committee, which administers the Plan, has the authority to establish rules for the administration of the Plan; to select the Employees to whom awards are granted; to determine the types of awards to be granted and the number of shares covered by such awards; and to set the terms and conditions of such awards (including without limitation the power to accelerate any vesting restrictions, waive, in whole or in part, any forfeiture provisions or extend the term of any award and to make any shares subject to a right of first refusal in favor of the Company). The Committee may also determine whether the payment of any proceeds of any award shall or may be deferred and may authorize payments representing dividends or interest or their equivalents in connection with any deferred award. The Committee may provide that awards denominated in stock earn dividends or dividend equivalents. If the Committee deems it advisable, the Company may provide financial assistance to persons granted awards under the Plan in order to accomplish the purposes of the Plan. Determinations and interpretations of the Committee will be binding on all parties. The Committee may delegate to any one or more directors of the Company who are also officers of the Company the authority to grant awards to individuals who are not subject to Section 16 of the Exchange Act.

     The Amendment clarifies that the Committee's discretion under the Plan does not include the repricing of options granted pursuant to the Plan, without shareholder approval.

     Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon their exercise or vesting, the holder will receive cash, Common Stock or any combination thereof, as the Committee shall determine. Any shares of stock deliverable under the Plan may consist in whole or in part of authorized and unissued shares or treasury shares. Subject to certain limited exceptions and the authority of the Committee to determine otherwise, consistent if applicable with Rule 16b-3 and Section 422 of the Code, awards under the Plan may not be transferred. The Plan originally provided that immediately upon certain events constituting a Change in Control all awards become 100% vested and payable in cash as soon as practicable after the Change in Control. The First Amendment, adopted by the Committee in 1999, gave the Committee the discretion to take alternative action with respect to outstanding awards in connection with certain Change of Control transactions (including, but not limited to conversion of such awards to an award of the corporation resulting from such transaction or the settlement of such awards in shares of the stock of the Company or such resulting corporation). The Plan originally provided that in the case of cash awards where the performance period has not been completed upon the occurrence of a Change of Control, the maximum value of such awards would be paid. The Amendment provides that upon a Change of Control occurring before the completion of a performance period applicable to a cash or stock award, the higher of the actual performance and targeted performance will be applicable and shall be prorated for the number of fiscal years then completed during the performance period.

     Stock Options. The Committee establishes the exercise price per share for options, the term of options, the time at which they may be exercised and such other terms as the Committee deems appropriate, except that the exercise price of each option shall be not less than the fair market value of the Common Stock on the date of grant. Unless the Committee determines otherwise, payment of the purchase price in full in cash is required upon option exercise. If the exercise price of an option granted under the Plan is paid in Common Stock, the Committee may grant the exercising optionee an option covering a number of shares equal to the number of shares delivered upon such exercise.

     SARS. The holder of an SAR will be entitled to receive the excess of the fair market value, calculated as of the exercise date, of a specified number of shares over the grant price of the SAR. SARs need not be granted in tandem with stock options.

     Stock Awards. A stock award may provide the recipient with all of the rights of a shareholder of the Company, including the right to vote the shares and to receive any dividends. Stock and cash awards generally will be subject to such terms and conditions as may be established by the Committee, including continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance. See "Performance Goals" above.

NO CHANGES IN MAXIMUM NUMBER OF SHARES, LIMITATION ON GRANTS TO ANY INDIVIDUAL OR LIMITATION ON STOCK AWARDS

     There were 9,675,000 shares of Common Stock initially available for issuance under the Plan (after adjustment to reflect the two three-for-two stock splits paid in the form of 50% stock dividends in 1997 and 1999). As of March 30, 2000, [2,288,638] shares are available for grant, not including the shares to be reserved pursuant to the LTIP awards. The Plan provides that the number of shares that may be the subject of awards granted to any one individual may not exceed 2,250,000 shares and that the number of shares that may be the subject of stock awards may not exceed 1,125,000 shares (in each case, after adjustment for the stock splits). The Amendment would not change the maximum number of shares available under the Plan or any of the other limitations described above. Accordingly, the same limitations would apply from the period beginning on May 10, 1995, the date of shareholder approval of the Plan and ending on December 31, 2005, the extended term of the Plan provided for in the Amendment. Setting a limit on the number of shares that may be the subject of awards to any individual under the Plan is a requirement of Section 162(m) of the Code and shareholder approval of the Amendment will constitute the approval of the foregoing limitation for the extended term of the Plan.

     If any shares subject to an option or award under the Plan are forfeited or if any such option or award terminates (without the participant having received any economic benefits of ownership thereof), the shares previously covered by such option or award will be available for future grant or award under the Plan. A total of approximately [895,000] shares have been cancelled under the Plan and made available for grant under the Plan pursuant to this provision. If another corporation is acquired by the Company or an affiliate in the future, any grants or awards made and any of the Company's shares delivered upon the assumption of or in substitution for outstanding grants made by the acquired corporation may be deemed to be granted or awarded under the Plan but will not decrease the number of shares available for grant or award under the Plan.

     Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares, such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of shares that may be issued under the Plan;
(ii) the number of shares subject to awards under the Plan; (iii) the price per share for any outstanding stock options, SARs and other awards under the Plan,
(iv) the limitations on awards that can be granted to any individual under the Plan and (v) the limitation on the number of stock awards.

     Miscellaneous. Nothing contained in the Plan affects the awards made or to be made under the Company's other or additional stock and compensation plans or arrangements.

     The average of the high and low sales prices of the Common Stock, as reported in the Wall Street Journal for New York Stock Exchange Composite
Transactions, on April   , 2000, was $          .

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal United States federal income tax consequences generally applicable to awards under the Plan. The grant of a stock option or SAR will generally create no immediate tax consequences for the recipient, or the Company or its affiliate employing such individual ("employer"). The holder of an ISO generally will have no taxable income upon exercising the ISO (except that the alternative minimum tax may apply), and the employer will receive no tax deduction when an ISO is exercised. Upon exercising a stock option other than ISO, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option exercise price, and the employer will then be entitled to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares or other property received are taxable to the recipient as ordinary income and that amount is also deductible by the employer.

     The tax consequence to an optionee of a disposition of shares acquired through the exercise of an SAR or a stock option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an ISO or by exercising an SAR or stock option other than an ISO. Generally, there will be no tax consequence to the employer in connection with a disposition of shares acquired under an SAR or stock option except that the employer may be entitled to a tax deduction in the case of disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

     With respect to other awards granted under the Plan that are settled either in cash or in shares or other property that is either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares or other property received (determined as of the first time the shares or other property received become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier, or, if the holder elects, within 30 days after the initial transfer of shares or other property which is both nontransferable and subject to a substantial risk of forfeiture) over (b) the amount (if any) paid for such shares or other property by the participant, and the employer will then be entitled to a deduction for the same amount.

     The Plan is intended to comply with the provisions of Section 162(m) of the Code so as to permit the Company to claim an income tax deduction for total remuneration in excess of $1,000,00 in any one year to the Chief Executive Officer or the other four highest compensated executive officers.

     Estimate of Benefits. On March 10, 2000, the Committee set targets and performance goals under a long term incentive program pursuant to the Plan for certain senior executives, including all of the Covered Employees. Such performance goals are based on the Company's revenue growth and growth in earnings per share, as modified by the price of the Common Stock at the end of 2002 for the years 2000-2002. If the performance goals are met, the targeted awards will be made in the form of restricted stock to be granted in 2003, vesting in two equal installments in 2003 and 2004. The following table sets forth the minimum, targeted and maximum share awards under the March 10 grant:

                               NEW PLAN BENEFITS
                        STOCK INCENTIVE PERFORMANCE PLAN

                                                           MINIMUM       TARGETED        MAXIMUM
NAME AND POSITION                                        SHARE AWARD    SHARE AWARD    SHARE AWARD
-----------------                                        -----------    -----------    -----------
Alan G. Hassenfeld.....................................       0            35,000         70,000
Chairman of the Board and Chief Executive Officer
Herbert M. Baum........................................       0            30,000         60,000
President and Chief Operating Officer
Alfred J. Verrecchia...................................       0            25,000         50,000
Executive Vice-President, Global Operations and Chief
Financial Officer
Harold P. Gordon.......................................       0            25,000         50,000
Vice Chairman
E. David Wilson........................................       0            20,000         40,000
Sector Head and General Manager, U.S. Games
Executive Group (including the Covered Employees named
  above)...............................................       0           215,000        430,000
Non-Employee Director Group............................       0                 0              0
Non-Executive Officer Employee Group...................       0            40,000(a)      80,000(a)

---------------
(a) Does not include awards made to an executive officer and several non-executive officers under the Company's Non Qualified Stock Plan (the "Stock Plan") totaling 115,000 shares at target and a maximum of 230,000 shares. There is no minimum pay-out under said grant.

     Amendment and Termination of the Plan. The Committee may further amend, terminate or suspend the Plan in whole or in part at any time except that no amendment for which shareholder approval is required either by the Code in order to assure the deductibility by the Company of payments payable under the Plan or by other applicable law shall be effective without such shareholder approval having been obtained.

     Vote required. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the annual meeting is required for approval of the Amendment. Accordingly, both an abstention and a broker non-vote will in effect constitute a vote against the Plan.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE PROPOSED AMENDMENT TO THE STOCK INCENTIVE PERFORMANCE PLAN. (PROPOSAL NO. 2)

                         PROPOSED AMENDMENT OF RESTATED
                           ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

                                (PROPOSAL NO. 3)

     Of the currently authorized 300,000,000 shares of Common Stock, at March 30, 2000, an aggregate of [220,732,251] shares were issued and outstanding or reserved for issuance, consisting of [172,297,329] shares which were issued and outstanding, [31,172,422] shares which were reserved in the aggregate for issuance pursuant to the Plan, the Stock Plan and the Director Plan (collectively the "Plans") and 17,262,500 shares which were reserved for issuance upon exercise of outstanding warrants.

     The Board believes it is desirable to increase the total number of shares of Common Stock that the Company is authorized to issue to 600,000,000 in order to have an adequate number of authorized shares available for issuance from time to time without further shareholder approval (except as described below) in connection with future distributions to shareholders (including stock splits), acquisitions, financing, awards under the Plans or other employee benefits and other corporate opportunities that may present themselves in the future. Having such additional authorized shares available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense and delay of shareholder action at a special meeting of shareholders unless such action is required by applicable law or the rules of the New York Stock Exchange or any stock exchange on which the Common Stock may be listed.

     In this connection, it should be noted that since 1993, when the authorized Common Stock was last increased from 150,000,000 to 300,000,000, two three-for-two stock splits paid in the form of 50% stock dividends were declared by the Board in 1997 and 1999 without a special meeting of shareholders. Prior to 1993, the Board declared four three-for-two stock splits, a five-for-two stock split and a two-for-one stock split, all in the form of stock dividends, in each case without a special meeting of shareholders.

     The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of outstanding shares. Depending on the circumstances, the issuance of additional shares of Common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. The Company's shareholders do not have pre-emptive rights with respect to the future issuance of securities by the Company. The Company has no current plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock not previously reserved for issuance as set forth above.

     Under Rhode Island law and the Company's Articles and By-laws, adoption of the proposed amendment requires the affirmative vote of a majority of all shares entitled to vote at the 2000 Annual Meeting of Shareholders or at any adjournment thereof. Accordingly, both an abstention and a broker non-vote will in effect constitute a vote against the proposed amendment. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 3.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, as of March 30, 2000 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding voting securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock:

                                                              AMOUNT AND NATURE
NAME AND ADDRESS                                                OF BENEFICIAL      PERCENT OF
BENEFICIAL OWNER                                                OWNERSHIP(1)         CLASS
----------------                                              -----------------    ----------
Alan G. Hassenfeld..........................................     18,505,882(2)        10.7
1027 Newport Avenue
Pawtucket, RI 02862
George W. Lucas, Jr.........................................     15,750,000(3)         8.4
c/o Lucasfilm Ltd.
5858 Lucas Valley Road
Nicasio, CA 94946
Capital Group International, Inc............................     18,525,336(4)        10.8
11100 Santa Monica Blvd.
Los Angeles, CA 90025
Capital Research and Management Company.....................     11,120,000(5)         6.5
333 South Hope Street
Los Angeles, CA 90071

---------------
(1) Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission.

(2) Includes 8,890,921 shares held as sole trustee for the benefit of his mother, 829,347 shares held as sole trustee of a trust for Mr. Hassenfeld's benefit and currently exercisable options or options exercisable within 60 days hereof to purchase 1,364,000 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he shares voting and investment authority. Also includes 1,081,850 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, as to which shares Mr. Hassenfeld disclaims beneficial ownership, 585,470 shares held as one of the trustees of a charitable lead trust for the benefit of The Hassenfeld Foundation and 154,216 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren.

(3) Represents 6,300,000 warrants owned by LucasFilm Ltd. ("Film") and 9,450,000 warrants owned by its wholly-owned subsidiary, Lucas Licensing Ltd. ("Licensing") which became exercisable on the U.S. theatrical release of "The Phantom Menace" on May 19, 1999. Mr. Lucas, as founder, controlling person and sole director of Film and Licensing, may be deemed to beneficially own the shares of Common Stock which may be purchased upon exercise of these warrants. See "Certain Relationships and Related Transactions".

(4) Capital Group International, Inc. as the parent of Capital Guardian Trust Company and certain investment management affiliates (collectively the "Capital Group") have sole dispositive power over 18,525,330 shares of Common Stock and sole voting power over 16,176,080 of such shares which are owned by accounts under discretionary investment management by one or more members of the Capital Group. Share ownership information is as at December 31, 1999.

(5) Capital Research and Management Company, an investment advisor, has sole dispositive authority over 11,120,000 shares as a result of acting as an investment advisor to various investment companies. Share ownership information is as of December 31, 1999.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 30, 2000, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each director of the Company, each named executive officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                                                            PERCENT
                                                                COMMON        OF
NAME OF DIRECTOR OR EXECUTIVE OFFICER(1)                        STOCK        CLASS
----------------------------------------                      ----------    -------
Alan R. Batkin(2)...........................................      27,170       *
Herbert M. Baum(3)..........................................     248,833       *
E. Gordon Gee(4)............................................       2,422       *
Harold P. Gordon(5).........................................     561,069       *
Alex Grass(6)...............................................      59,063       *
Alan G. Hassenfeld(7).......................................  18,505,882     10.7
Sylvia K. Hassenfeld(8).....................................   1,181,014       *
Marie Josee Kravis(9).......................................      12,031       *
Norma T. Pace(10)...........................................      21,216       *
E. John Rosenwald, Jr.(11)..................................     228,370       *
Carl Spielvogel(12).........................................      54,920       *
Preston Robert Tisch(13)....................................      16,598       *
Alfred J. Verrecchia(14)....................................   1,396,627       *
E. David Wilson(15).........................................     358,208       *
Paul Wolfowitz(16)..........................................      20,574       *
All Directors and Executive Officers as a Group (includes 23
  persons)(17)..............................................  23,025,349     13.0

---------------
  *  Less than one percent.

 (1) Information in this table is based upon information furnished by each director and executive officer.

 (2) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 14,233 shares deemed to be held in Mr. Batkin's stock unit account under the Deferred Plan.

 (3) Includes currently exercisable options and options exercisable within sixty days hereof to purchase 210,835 shares and 20,000 deferred restricted stock units granted under the Company's employee stock option plans.

 (4) Represents options exercisable within sixty days hereof granted under the Director Plan as well as 192 shares deemed to be held in Mr. Gee's account under the Deferred Plan.

 (5) Includes currently exercisable options and options exercisable within sixty days hereof granted under the Company's stock option plans to purchase an aggregate of 527,566 shares as well as 3,438 shares deemed to be held in Mr. Gordon's stock unit account under the Deferred Plan. Excludes fractional shares held in Mr. Gordon's account under the Company's Dividend Reinvestment and Cash Stock Purchase Program.

 (6) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 13,389 shares deemed to be held in Mr. Grass' stock unit account under the Deferred Plan. Does not include 16,875 shares owned by the spouse of Mr. Grass, as to which Mr. Grass disclaims beneficial ownership.

 (7) See note (2) to the immediately preceding table.

 (8) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares, 1,081,850 shares owned by The Hassenfeld Foundation, of which Mrs. Hassenfeld is an officer and director, and as to the shares of which she disclaims beneficial ownership, and 1,973 shares deemed to be held in Mrs. Hassenfeld's stock unit account under the Deferred Plan. Does not include the shares of Common Stock held in trust for Mrs. Hassenfeld's benefit referred to in note (2) to the immediately preceding table.

 (9) Represents currently exercisable options granted under the Director Plan to purchase 9,000 shares as well as 3,031 shares deemed to be held in Mrs. Kravis' stock unit account under the Deferred Plan.

(10) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 8,414 shares deemed to be held in Mrs. Pace's stock unit account under the Deferred Plan.

(11) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 14,620 shares deemed to be held in Mr. Rosenwald's stock unit account under the Deferred Plan. Does not include shares held by Bear, Stearns & Co. Inc. in an investment account. Mr. Rosenwald is Vice Chairman of Bear, Stearns & Co. Inc.

(12) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 5,164 shares deemed to be held in Mr. Spielvogel's stock unit account under the Deferred Plan.

(13) Includes currently exercisable options granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 1,973 shares deemed to be held in Mr. Tisch's stock unit account under the Deferred Plan.

(14) Includes currently exercisable options and options exercisable within sixty days hereof to purchase an aggregate of 1,059,500 shares as well as 20,000 deferred restricted stock units granted under the Company's employee stock option plans. Does not include 151,875 shares owned by Mr. Verrecchia's spouse, as to which Mr. Verrecchia disclaims beneficial ownership.

(15) Includes currently exercisable options and options exercisable within sixty days hereby to purchase 333,208 shares granted under the Company's employee stock option plans.

(16) Represents options currently exercisable and exercisable within sixty days hereof granted under the Director Plan to purchase an aggregate of 11,250 shares as well as 9,324 shares deemed to be held in Mr. Wolfowitz's stock unit account under the Deferred Plan.

(17) Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 20,856,646 shares and have shared voting and/or investment power with respect to 2,168,703 shares. Includes 4,548,257 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days hereof, and 17,000 shares of restricted stock granted under the Company's stock option plans; 77,417 shares deemed to be held in stock unit accounts under the Deferred Plan and the Deferred Compensation Plan; and 84,000 shares deemed to be held in deferred restricted stock unit accounts under the Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the last fiscal year ended December 26, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon recommendation of the Audit Committee of the Board, has selected KPMG LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

     Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment thereof, it is intended that Proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company's 2001 Annual Meeting must be received by the Company at its executive offices no later than December 10, 2000. The address of the Company's executive offices is 1027 Newport Avenue, Pawtucket, Rhode Island 02862.

     In accordance with the By-Laws of the Company, which the Company believes are consistent with the Articles, any new business proposed by any shareholder to be taken up at the 2001 annual meeting must be stated in writing and filed with the Secretary of the Company by December 16, 2000. Except for proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies with respect to proposals received prior to December 16, 2000, provided (i) the Company includes in its 2001 annual meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith. The Company has also retained D.F. King & Co., Inc. to aid in the solicitation of proxies at an estimated cost of $4,000 plus reimbursement of reasonable out-of-pocket expenses.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to vote by Internet, by telephone or by marking, signing and dating the enclosed Proxy and returning it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          Phillip H. Waldoks
                                          Secretary

Dated: April 10, 2000
      Pawtucket, Rhode Island

                                                                      APPENDIX A

                                SECOND AMENDMENT
                                TO HASBRO, INC.
                        STOCK INCENTIVE PERFORMANCE PLAN

     WHEREAS, on February 8, 1995, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors (the "Board") of Hasbro, Inc. (the "Company") adopted the Stock Incentive Performance Plan, subject to shareholder approval, which was obtained on May 10, 1995 (the "1995 Plan"); and

     WHEREAS, on May 11, 1999, the Committee adopted the First Amendment to the 1995 Plan pursuant to the authority granted to the Committee pursuant to Section 13 thereof (the "1995 Plan" as so amended is referred to hereinafter as the "Plan); and

     WHEREAS, on February 14, 2000 the Committee adopted a Second Amendment to the Plan, subject to approval by the shareholders of the Company.

     NOW THEREFORE, subject to the approval by the shareholders of the Company of this Second Amendment to the Plan, the Plan is further amended as follows, effective as of February 14, 2000:

          1. The first sentence of Section 2 of the Plan is amended to read in its entirety as follows:

          The Plan shall be effective upon approval thereof by the shareholders of Hasbro on May 10, 1995 and, subject to shareholder approval of the Second Amendment to the Plan, shall remain in effect until December 31, 2005 unless sooner terminated by Hasbro's Board of Directors (the "Board"), subject to Section 13 hereof.

          2. Clause (iii) of Section 3 is amended by adding the following words thereto:

             "to the extent not inconsistent with Section 162(m), but nothing herein or in any other provision of this Plan shall give the Committee, without shareholder approval, the authority to decrease the exercise price of an outstanding option granted hereunder, other than pursuant to
        Section 6 hereof, or to cancel an option and grant a replacement option with a lower exercise price, other than pursuant to the last sentence of
        Section 5 hereof."

          3. The first paragraph of Section 6 is deleted.

          4. The last paragraph of Section 7 is deleted and the following two paragraphs substituted therefor:

          "In the case of the grant of stock awards or cash awards to "covered employees" under Section 162(m), the Committee may designate, within the time period required by Section 162(m), a performance goal, which shall be based on any one or a combination of the following business criteria for the period of time designated by the Committee at the time of grant of the award: Net Earnings; Net Earnings per Share; Stock Price; Net Revenues; Gross Profit; Operating Profit; Earnings Before: (i) Income Taxes, (ii) Interest and Taxes, (iii) Interest, Taxes and Depreciation, and/or (iv) Interest, Taxes, Depreciation and Amortization; Cost Control; Cash Net Earnings; Returns on: Assets, Capital Investment; Shareholders' Equity, and/or Net Revenues; Net Cash Provided by Operating Activities; Working Capital; Economic Value Added; Total Shareholder Return on Common Stock relative to the S&P 500, the Russell 1000 Consumer Discretionary Economic Sector or such other appropriate index selected by the Committee. These business criteria may be measured on a consolidated or segment, divisional, sector or other business unit (hereinafter collectively "business unit") basis, all as selected by the Committee in each individual case. Performance goals utilizing the foregoing business criteria may also be based upon the achievement of specified levels of consolidated or other business unit performance under one or more of the measures described above relative to internal targets, the past performance of the Company or relevant business unit, or the past, present or future performance of other corporations or their relevant business units. Performance goals shall be determined in accordance with generally accepted accounting principles applied on a consistent basis exclusive of (a) changes in accounting principles (b) extraordinary items, (c) material restructurings, (d) material nonrecurring items; and (e) material non-budgeted items authorized by the Committee.

          The percentage vesting of the stock award and/or cash award, and any related payments for tax liability in connection therewith, which shall in each case be based on the percentage of the performance goal achieved, shall, in the case of "covered employees" be determined and certified by the Committee and paid by the Company, all in accordance with Section 162(m). The Committee shall have the full power and authority in its sole discretion to reduce, or to refuse to make (but, in the case of "covered employees", not to increase), any vesting of stock awards or payments of cash awards payable as a result of the achievement of a designated percentage of a performance goal."

          5. Section 16(b)(2) is hereby amended to read in its entirety as follows:

             (A) The amount of cash to be paid with respect to stock awards, stock options and SARS shall be determined by multiplying the number of such awards, as the case may be, by (i) in the case of stock awards, the CIC Price, provided, however, that in the case of stock awards where the performance period, if any, has been completed on or prior to the occurrence of a Change in Control, the number of stock awards to be multiplied shall be the number of shares issued or vested pursuant to the award as determined in accordance with the award agreement and in the case of stock awards where the performance period, if any, has not been completed upon the occurrence of a Change in Control, the number of stock awards to be multiplied shall be the higher of the target number of such awards as determined by the Committee at the time of grant and the number of shares issuable based on actual performance to date, in each case prorated based on the number of fiscal years then completed during the performance period, (ii) in the case of stock options, the difference between the exercise price per share and the CIC Price, if higher, and (iii) in the case of SARs, the difference between the exercise or designated price per share and the CIC Price, if higher.

             (B) In the case of cash awards the amount of cash to be paid shall be determined, (i) where the performance period, if any, has been completed on or prior to the occurrence of a Change in Control, the value of such award as determined in accordance with the award agreement and (ii) where the performance period, if any, has not been completed upon the occurrence of Change in Control, the higher of the target value of such awards as determined by the Committee at the time of grant and the value of such awards based on actual performance to date, in each case prorated based on the number of fiscal years then completed during the performance period.

             (C) In addition, all accrued dividends and dividend equivalents or interest accrued on deferred settlements shall be paid."

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer, as of the 17th day of May 2000 to be effective as of February 14, 2000.

                                         HASBRO, INC.

                                          By:
                                          --------------------------------------

                               [PRELIMINARY COPY]

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                              PAWTUCKET, RI 02862

Dear Fellow Shareowner:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 10:00 a.m. on Wednesday, May 17, 2000, at the New York offices of the Company, 32 West 23rd Street, New York, New York. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

     Your Vote Matters. Whether or not you plan to attend the 2000 Annual Meeting, it is important that your shares be voted. Please follow the instructions on the other side of this proxy card. You may, of course, attend the 2000 Annual Meeting and vote in person, even if you have previously voted. I am looking forward to seeing you there.


                                   Sincerely,


                                   Alan G. Hassenfeld
                                   Chairman of the Board
                                   and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT

                                  DETACH HERE

                                     PROXY

                                  HASBRO, INC.

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 17, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the "Company") and hereby appoints ALAN G. HASSENFELD and HAROLD P. GORDON and each of them, with full power of substitution to each of them, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 17, 2000 at 10:00 A.M. at 32 West 23rd Street, New York, New York, and at any adjournment thereof.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

          PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND PROMPTLY MAIL
                           IN THE ENCLOSED ENVELOPE.
-----------------                                              -----------------
   SEE REVERSE                                                    SEE REVERSE
      SIDE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SIDE
-----------------                                              -----------------

[VOTE BY TELEPHONE]

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).



YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!



[VOTE BY INTERNET]

It's fast, convenient, and your vote is immediately confirmed and posted.



YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/has anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE.

The Board of Directors recommends a vote "FOR" proposals 1, 2 and 3.

1. Election of Directors
   For Terms Expiring 2003; (01) Alan G. Hassenfeld, (02) Harold P. Gordon,
   (03) Marie Josee Kravis and (04) Preston Robert Tisch


                  FOR               WITHHELD
                  ALL    / /        FROM ALL   / /
                NOMINEES            NOMINEES

   / / _______________________________________
       For all nominees except as noted above


                                                FOR   AGAINST  ABSTAIN
2. Approval of Amendment to the Stock           / /     / /      / /
   Incentive Performance Plan.

3. Approval of Amendment to the                / /     / /      / /
   Restated Article of Incorporation.

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.



   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

Sign exactly as your name(s) appear(s) hereon. When signing in a representative capacity, please give full title as such. If more than one name is shown, including the case of joint tenants, each person should sign.


Signature:________________ Date:_______  Signature:________________ Date:_______

VOTE BY TELEPHONE

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FOLLOW THESE FOUR EASY STEPS.

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2.   CALL THE TOLL-FREE NUMBER 1-877-PRX-VOTE (1-877-779-8683).

3.   ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD
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4.   FOLLOW THE RECORDED INSTRUCTIONS.

YOUR VOTE IS IMPORTANT! Call 1-877-PRX-VOTE anytime!


VOTE BY INTERNET

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FOLLOW THESE FOUR EASY STEPS.

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2.   GO TO THE WEBSITE: http://www.eproxyvote.com/has

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.   FOLLOW THE INSTRUCTIONS PROVIDED.

YOUR VOTE IS IMPORTANT! GO TO http://www.eproxyvote.com/has anytime!


DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET